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                                                                    EXHIBIT 4.2

                                 SANTARUS, INC.

                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

         This AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT dated effective as of April 30, 2003 (the "Agreement"), is made by and among SANTARUS, INC., a Delaware corporation (the "Company"), those holders of shares of the Company's Common Stock as set forth under the heading "Common Holders" on Schedule A attached hereto (collectively, the "COMMON HOLDERS"), the undersigned holders of shares of the Company's Series A Preferred Stock as set forth under the heading "Series A Holders" on Schedule A attached hereto (collectively, the "SERIES A HOLDERS"), the undersigned holders of shares of the Company's Series B Preferred Stock (the "SERIES B SHARES") as set forth under the heading "SERIES B HOLDERS" on Schedule A attached hereto (collectively, the "SERIES B HOLDERS"), the undersigned holders of shares of the Company's Series C Preferred Stock (the "SERIES C SHARES") as set forth under the heading "Series C Holders" on Schedule A attached hereto (collectively, the "SERIES C HOLDERS") and the undersigned holders of shares of the Company's Series D Preferred Stock (the "SERIES D SHARES") as set forth under the heading "Series D Holders" on Schedule A attached hereto (collectively, the "SERIES D HOLDERS").

                                    RECITALS:

         WHEREAS, the Series A Holders hold shares of Series A Preferred Stock of the Company;

         WHEREAS, pursuant to the Series B Preferred Stock Purchase Agreement dated December 31, 1998 (the "Series B Purchase Agreement"), the Series B Holders have purchased Series B Shares from the Company;

         WHEREAS, pursuant to the Series C Preferred Stock Agreement dated as of February 28, 2001 (the "Series C Purchase Agreement"), the Series C Holders have purchased Series C Shares from the Company;

         WHEREAS, pursuant to the Series D Preferred Stock Agreement dated of even date herewith (the "Series D Purchase Agreement"), the Series D Holders shall purchase Series D Shares from the Company;

         WHEREAS, the Company previously entered into an Investors' Rights Agreement dated as of February 28, 2001 (the "Prior Rights Agreement") with the Common Holders, the Series A Holders, the Series B Holders and the Series C Holders (collectively, the "Existing Investors");

         WHEREAS, the parties desire that this Agreement, and all the terms and provisions of Section 6 of this Agreement, shall supersede and replace all the terms and provisions set forth in Section 6 of Series B Purchase Agreement and that none of the provisions from the Series B Purchase Agreement shall continue to have any force or effect;

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         WHEREAS, the parties desire that this Agreement, and all the terms and provisions of Section 6 of this Agreement, shall supersede and replace all the terms and provisions of Section 6 of the Series C Purchase Agreement and that none of the provisions from the Series C Purchase Agreement shall continue to have any force or effect;

         WHEREAS, the parties desire to terminate the Prior Rights Agreement, and that this Agreement and all the terms and provisions of this Agreement, shall supersede and replace all the terms and provisions of the Prior Rights Agreement;

         WHEREAS, in connection with the issuance of the Series D Shares pursuant to the Series D Purchase Agreement, the parties desire to set forth certain rights and restrictions related to the ownership, voting and disposition of their respective shares of capital stock in the Company (referred to from time to time as "shares");

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the parties hereto agree that as of the effective date of this Agreement, all of the provisions of the Series B Purchase Agreement including without limitation those provisions set forth in Section 6 thereof, all of the provisions of the Series C Purchase Agreement including without limitation those provisions set forth in Section 6 thereof, and all of the provisions of the Prior Rights Agreement shall be null and void and superseded in their entirety by the rights and obligations set forth in this Agreement and further mutually agree as follows:

         1        Restrictions on Transfer of Shares by Common Holders. Except
pursuant to the terms and conditions of this Agreement, the Common Holders will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of or interest in the shares now held by them. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of shares not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

         2        Registration.

                  2.1      Definitions As used in this Section 2:

                           (a)      The terms "register", "registered" and
"registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement;

                           (b)      The term "Registrable Securities" means: (i)
Section any Common Stock issued or to be issued pursuant to conversion of the Series B Shares, Series C Shares or Series D Shares, and (ii) any other Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Series B Shares, Series C Shares or Series D Shares or the shares of Common Stock issued pursuant to conversion of the Series B Shares, Series C Shares or Series D Shares;

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                           (c)      The term "Holder" means any holder of
outstanding Registrable Securities who acquired such Registrable Securities in a transaction or series of transactions not involving any registered public offering;

                           (d)      The term "Initiating Holders" means any
Holder or Holders making a request for registration pursuant to the provisions of Section 2.2;

                           (e)      The term "Substantial Amount of Registrable
Securities" means at least fifty percent (50%) of the Registrable Securities which have not been resold to the public in a registered public offering.

                  2.2      Requested Registration.

                           (a)      Request for Registration. If, at any time
after the date that is the earlier of five (5) years after the date of this Agreement or three (3) months after the first registration effected by the Company of any of its securities, the Company shall receive from the Holders of a Substantial Amount of Registrable Securities a written request that the Company effect any registration, qualification or compliance with respect to all or a part of the Registrable Securities, the Company will:

                                    (i)      within ten (10) days of the receipt
thereof, give written notice of the proposed registration, qualification or compliance to all other Holders; and

                                    (ii)     as soon as practicable, and in any
event within sixty (60) days of the receipt of such request, use its diligent best efforts to effect all such registrations, qualifications and compliances (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under the applicable state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit the sale and distribution of such portion of such Holders' Registrable Securities as are specified in such request, together with such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written notice given within thirty (30) days after receipt of written notice from the Company; provided that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.2
(A) after the Company has effected two registrations under this Section 2.2, provided, further, that the Company is not obligated to provide more than one registration pursuant to this Section 2.2 in any twelve month period, (B) within three months after the filing date of any other registration filed under the Securities Act (other than registration statements relating to employee stock or stock purchase plans or relating solely to Rule 145 transactions or to debt securities) and (C) if less than 20% of the then outstanding Registrable Securities will be registered and/or if the proposed aggregate offering price of the Registrable Securities to be registered is less than $5,000,000.

                           (b)      Underwriting. If the Initiating Holders
intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.2(a) and the Company shall include such information in the written notice referred to in Section 2.2(a)(i). The Company may

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require that any registration of shares constituting more than one percent (1%)
of the total number of shares then outstanding be firmly underwritten. In such event, the right of any Holder to registration pursuant to Section 2.2 shall be conditioned upon the inclusion of such Holder's Registrable Securities in the underwriting. The Company shall (together with all Holders proposing to distribute their securities) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Holders participating in such registration (which underwriter or underwriters shall be subject to the reasonable approval of the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares included in the registration and underwriting shall be allocated among the Holders of Registrable Securities requesting registration in proportion, as nearly as practicable, to the total number of Registrable Securities held by such Holders at the time of filing of the registration statement. In no event, except in the Company's initial public offering, however, shall (a) any Registrable Securities be eliminated from the registration until any and all shares being sold for the account of the Company and for the account of shareholders who are not Holders are first eliminated or (b) the Registrable Securities to be included in such offering be less than thirty percent (30%) of the securities included therein (based on aggregate market values). If any Holder disapproves of the terms of the underwriting, he may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration.

                           (c)      Delay of Registration. The Company shall not
be required to effect a registration pursuant to this Section 2.2 if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the registration statement for a period of not more than ninety (90) days after the receipt of the request of the Holder or Holders under this Section 2.2; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period.

                  2.3      Company Registration.

                           (a)      Notice of Registration. If at any time or
from time to time, the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders (other than a registration relating solely to employee stock option or purchase plans or relating solely to an SEC Rule 145 transaction or to debt securities), the Company will:

                                    (i)      promptly give to each Holder
written notice thereof; and

                                    (ii)     include in such registration (and
any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, received within twenty (20) days

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after such written notice from the Company, by any Holder or Holders, except as set forth in Section 2.3(b) below.

                           (b)      Underwriting. If the registration of which
the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.3(a)(i). In such event the right of any Holder to registration pursuant to Section 2.3 shall be conditioned upon the inclusion of such Holder's Registrable Securities in the underwriting. All Holders proposing to distribute their securities shall (together with the Company and other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter determines that marketing factors require a limitation of the number of Registrable Securities to be underwritten, and (i) if such registration is the first registered offering of the sale of the Company's securities to the general public, the underwriter (A) may limit the number of Registrable Securities to be included in the registration on a pro rata basis based on the total number of the Registrable Securities held by the Holders and based on the total number of securities (other than Registrable Securities) entitled to registration held by other persons or organizations selling securities pursuant to registration rights granted them by the Company, provided that no such reduction shall be made with respect to securities being offered by holders of securities who have requested the Company to register such securities pursuant to a mandatory registration obligation of the Company similar to the one contained in Section
2.2 hereof ("Other Shareholder Demand Offering"), or (B) may exclude Registrable Securities entirely from such registration and underwriting, or (ii) if such offering is other than the first registered offering of the Company's securities to the public or is not an Other Shareholder Demand Offering, the underwriter may not limit the Registrable Securities to be included in such offering to less than thirty percent (30%) of the securities included therein (based on aggregate market values.) The Company shall advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto of any such limitations, and the number of shares of Registrable Securities that may be included in the registration. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter.

                           (c)      Foreign Registration Rights. In the event
that the Company consummates a firmly underwritten public offering of its Common Stock on a non-domestic exchange with respect to which the Company receives gross proceeds of at least US$50,000,000 and the price per share to the public is at least US$5.0228, then the Holders shall be entitled to registration rights equivalent to the rights contained in Sections 2.3 and 2.4 (or as equivalent as reasonably possible given differences in applicable law), subject to the remaining provisions of Section 2 other than Sections 2.2 and 2.10.

                  2.4 Form S-3. After the Company has qualified for the use of Form S-3, Holders of Registrable Securities then outstanding shall have the right to request registrations on Form S-3 (which request shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of shares by such Holders), subject only to the following:

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                           (a)      The Company shall not be required to effect
a registration pursuant to this Section 2.4 within ninety (90) days of the effective date of any registration referred to in Sections 2.2 and 2.3 above.

                           (b)      The Company shall not be required to effect
a registration pursuant to this Section 2.4 if it has, within the twelve (12) month period preceding the date of any request under this Section 2.4 already effected one (1) registration pursuant to this Section 2.4.

                           (c)      The Company shall not be required to effect
a registration pursuant to this Section 2.4 unless the Holder or Holders requesting registration propose to dispose of shares of Registrable Securities having an aggregate price to the public (before deduction of underwriting discounts and expenses of sale) of at least $1,000,000.

                           (d)      The Company shall not be required to effect
a registration pursuant to this Section 2.4 if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, however, that the Company shall not utilize this right more than twice in any twelve (12) month period, provided further, that the Company shall only be entitled to defer such registration a second time in any twelve (12) month period upon the written opinion of counsel that such registration would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time.

         The Company shall give, within ten (10) days of receipt, written notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section 2.4 and shall provide a reasonable opportunity for other Holders to participate in the registration, provided that if the registration is for an underwritten offering, the terms of subsection 2.2(b) shall apply to all participants in such offering. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition.

                  2.5 Expenses of Registration. All expenses incurred in connection with any registration, qualification or compliance pursuant to this
Section 2, including all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Company, the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company (the "Special Counsel"), which approval shall not be unreasonably withheld, and expenses of any special audits incidental to such registration, shall be borne by the Company; provided, however:

                           (a)      The Company shall not be required to pay for
expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders (unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.2 or forfeit their right to a Form S-3 Registration pursuant to Section 2.4 for the

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subsequent 12-month period, as the case may be), in which case, such expenses shall be borne by the Holders of securities (including Registrable Securities) requesting or causing such withdrawal; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.2 and 2.4.

                           (b)      The Company shall not be required to pay
underwriters' discounts, commissions, or stock transfer taxes relating to Registrable Securities or the fees of any counsel, other than the Special Counsel, retained by the Holders.

                  2.6 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to
Section 2, the Company will keep each Holder participating therein advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

                           (a)      keep such registration, qualification or
compliance pursuant to Section 2.2, 2.3, or 2.4 effective for a period of three
(3) months or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; and

                           (b)      furnish such number of prospectuses and
other documents incident thereto as a Holder from time to time may reasonably request.

                  2.7      Indemnification.

                           (a)      The Company will indemnify each Holder of
Registrable Securities, each of its officers, directors and partners, and each controlling person, within the meaning of the Securities Act or the Exchange Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2 and each underwriter, if any, and each person who controls any underwriter of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages, costs, expenses and liabilities (joint or several) whatsoever (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other documents (including any related registration, statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation (or alleged violation) by the Company of the Securities Act, the Exchange Act or any state securities law or of any rule or regulation promulgated under the Securities Act or any state securities law applicable to the Company and will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, as incurred, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, cost, expense, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim,

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loss, damage, cost, expense, or liability arises out of or is based on any untrue statement or omission made in reliance on, and in conformity with, written information furnished to the Company by an instrument duly executed by any Holder or underwriter and stated to be specifically for use therein.

                           (b)      Each Holder will, if Registrable Securities
held by or issuable to such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers who sign such registration statement, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company within the meaning of the Securities Act, and each other Holder, each of such other Holder's officers and directors and each person controlling such other Holder, against all claims, losses, damages, costs, expenses and liabilities (joint or several) whatsoever (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other documents (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such other Holders, such directors, officers, persons or underwriters, as incurred, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, cost, expense, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement becomes effective or the amended prospectus filed with the SEC pursuant to Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter or any Holder, if there is no underwriter, if a copy of the Final Prospectus was furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act; and provided further, the total amount for which any Holder shall be liable under this Section 2.7 shall not in any event exceed the net proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration.

                           (c)      Each party entitled to indemnification under
this Section 2.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2, so long as such failure is not

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prejudicial to the indemnifying party's ability to defend the action. No
Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. If any such Indemnified Party shall have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party and will reimburse such Indemnified Party and any person controlling such Indemnified Party for the reasonable fees and expenses of any counsel retained by the Indemnified Party, it being understood that the Indemnifying Party shall not, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for such Indemnified Party or controlling person, which firm shall be designated in writing by the Indemnified Party to the Indemnifying Party.

                  2.8 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 2.

                  2.9 Sale Without Registration. If at the time of any transfer (other than a transfer not involving a change in beneficial ownership) of any shares or Registrable Securities, such shares or Registrable Securities shall not be registered under the Securities Act, the Company may require, as a condition of allowing such transfer, that the Holder or transferee furnish to the Company (a) such information as is necessary in order to establish that such transfer may be made without registration under the Securities Act; and (b) at the expense of the Holder or transferee, an opinion by legal counsel designated by such Holder or transferee and satisfactory to the Company, satisfactory in form and substance to the Company, to the effect that such transfer may be made without registration under such Act; provided that nothing contained in this
Section 2.9 shall relieve the Company from complying with any request for registration, qualification or compliance made pursuant to the other provisions of this Section 2.

                  2.10 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

                           (a)      make and keep public information available,
as those terms are understood and defined in Rule 144, at all times after ninety
(90) days after the effective date of the first registration filed by the Company which involves a sale of securities of the Company to the general public;

                           (b)      file with the SEC in a timely manner all
reports and other documents required of the Company under the Exchange Act;

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                           (c)      furnish to each Holder so long as such
Holder owns any Registrable Securities forthwith upon request a written statement by the Company that it has complied with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of said first registration statement filed by the Company) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as may be reasonably requested in availing Holders of any rule or regulation of the SEC permitting the selling of any such securities without registration.

                  2.11 Transfer of Registration Rights. The rights to cause the Company to register securities granted by the Company under Sections 2.2,
2.3 and 2.4 may be assigned by any Holder to (i) a transferee or assignee who acquires all of such Holder's Registrable Securities, (ii) a transferee or assignee who acquires at least 500,000 shares of Registrable Securities (as adjusted for stock splits, stock dividends, recapitalizations and like events),
(iii) to a transferee or assignee acquiring ten percent (10%) or more of the outstanding stock of the Company on an as converted basis, provided that such transfer under this Section 2.11(i), (ii) or (iii) may otherwise be effected in accordance with applicable securities laws and provided further that the Company is given written notice by the Holder at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned, (iv) to another Holder of Registrable Securities who already possesses registration rights pursuant to this Section 2, and (v) to an Affiliated limited partnership, an Affiliated limited liability company, a limited partner, general partner, member or other Affiliate of the Holder if (a) such Holder transfers an aggregate of at least 100,000 shares of Registrable Securities (as adjusted for stock splits, stock dividends, recapitalizations and like events) and (b) all such transferees or assignees agree in writing to appoint a single representative as their attorney-in-fact for the purpose of receiving any notices and exercising their registration rights hereunder. Prior to the closing of the Company's initial public offering, the Company may prohibit the transfer of any Holders' rights under this Section 2.11 to any proposed transferee or assignee who the Company reasonably believes is a direct competitor of the Company, provided that GlaxoSmithKline plc (but excluding for purposes of this exception its Affiliates or any successors in interest) shall not be deemed to be a direct competitor of the Company for purposes of this sentence.

                  2.12 Limitations on Subsequent Registration Rights. From and after the date hereof, the Company shall not, without the prior written consent of the Holders of not less than a majority of the Registrable Securities then held by Holders, enter into any agreement with any prospective holder of any securities of the Company which would allow such prospective holder (a) to include such securities in any registration filed under Sections 2.2, 2.3 or 2.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 2.2 or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Sections 2.3 or 2.4. If and when the Company does so, such holders will be deemed to be "Holders" of "Registrable Securities" within the meaning of this Section 2 and the parties agree to execute any documents reasonably necessary to implement the intent of this clause.

                  2.13 "Market Stand-Off" Agreement. Each Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company (such period shall not exceed one hundred eighty (180) days), following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

                           (a)      such agreement shall be applicable only to
the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

                           (b)      such agreement shall not be required unless
all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

                  2.14 Stop-Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period.

                  2.15 Expiration of Rights. All registration rights shall expire and not apply to any Holder upon the earlier of the date six (6) years from the Company's initial public offering or the date such Holder is eligible to sell in a three (3) month period pursuant to Rule 144 (without reference to Rule 144(k)) all Registrable Securities held by such Holder, by virtue of such Holder holding less than 1% of the outstanding capital stock of the Company.

         3        Preemptive Right.

                  3.1      Definitions.

                           (a)      Equity Securities. The term "Equity
Securities" shall mean any securities having voting rights in the election of the Board of Directors not contingent upon default, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing.

                           (b)      Rights Holders. For purposes of this Section
3 the term "Rights Holders" shall mean the Series B Holders, the Series C Holders, the Series D Holders, or persons who have acquired shares from the Series B Holders, Series C Holders or Series D Holders or their transferees in a transaction not involving a public offering and in compliance with this Section 3.

                           (c)      Affiliate. The term "Affiliate" means any
person or entity controlling, controlled by or under common control or ownership with a party hereto.

                  3.2 The Right. If, at any time prior to termination of the rights set forth in this Section 3 pursuant to Section 3.5, the Company shall propose to issue any Equity Securities, it shall offer to sell to each Rights Holder a Ratable Portion of such Equity Securities on the same terms and conditions and at the lowest price as such Equity Securities are issued to any person. "Ratable Portion" shall mean that portion of such Equity Securities that bears the same ratio to all such Equity Securities (including for this purpose all Equity Securities which may be purchased by all Rights Holders pursuant to this Section 3) as the number of shares of Common Stock issued or issuable to such Holder upon conversion of Series B Shares, Series C Shares or Series D Shares, as the case may be, held by the Rights Holder bears to the Outstanding Common Shares. "Outstanding Common Shares" means all shares of Common Stock then outstanding and all shares of Common Stock issuable upon conversion of all convertible securities then outstanding or issuable upon exercise of warrants then outstanding (except the Equity Securities so issued).

                  3.3 Notice. The Company shall give notice of the issuance of Equity Securities to each Rights Holder not later than thirty (30) days before the issuance. Such notice shall contain all material terms and conditions of the issuance and of the Equity Securities. Each Rights Holder may elect to exercise all or any portion of its rights under this Section 3 by giving written notice to the Company within twenty (20) days of the Company's notice. If the consideration paid by others for the Equity Securities is not cash, the value of the consideration shall be determined in good faith by the Company's Board of Directors, and any electing Rights Holder which cannot for any reason pay for the Equity Securities in the form of non-cash consideration may pay the cash equivalent thereof, as determined by the Board of Directors. All payments shall be delivered by electing Rights Holders to the Company not later than the date specified by the Company in its notice, but in no event earlier than thirty (30) days after the Company's notice.

                  3.4 Limitation. The provisions of this Section 3 shall not apply to (i) issuances after the date of this Agreement of shares of Common Stock (including options to purchase such Common Stock) to employees, officers, directors or consultants pursuant to any plans, agreements or authorizations approved by the Board of Directors; (ii) issuances pursuant to the Company's first firmly underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), from which the Company receives gross proceeds of not less than $50,000,000 at a per share purchase price of not less than $5.0228 (as adjusted for stock dividends, stock splits, recapitalizations and the like after the date hereof) or in the Company's first underwritten public offering registered under the Securities Act in which all shares of Preferred Stock of the Company are converted into shares of Common Stock pursuant to the automatic conversion provisions set forth in the Company's Restated Certificate of Incorporation (collectively, a "Qualified Public Offering"); (iii) issuances of Equity Securities in connection with the acquisition or merger of another business entity or majority ownership thereof provided that no director and no relative or Affiliate (as defined in Section 3.1(c)) of a director of the Company has a material interest in such other business entity and provided that such transaction is approved by the Board of Directors, including a majority of the Series D Directors, if any, then in office; (iv) issuances of Common Stock in connection with research and development partnerships, licensing or collaborative arrangements and similar transactions approved by the Board of Directors, including a majority of the Series D Directors, if any, then in office; (v) issuances of Common Stock upon conversion of shares of Preferred Stock of the Company; and (vi) issuances of warrants to purchase Common Stock (and shares of Common Stock upon exercise thereof) to commercial lending institutions and equipment lessors approved by the Board of Directors, including a majority of the Series D Directors, if any, then in office.

                  3.5      Termination. The rights of Rights Holders under this
Section 3 shall terminate (i) as to any Rights Holder which holds (with its Affiliates) less than 250,000 Series B Shares, Series C Shares or Series D Shares (except by conversion into Common Stock), (ii) as to all Rights Holders upon the closing of a Qualified Public Offering, or (iii) as to all Rights Holders upon the closing of a Corporate Transaction (as defined below) in which the consideration received by the Company and/or its stockholders is cash, publicly-traded securities, registrable securities in a publicly-traded company or a combination of the foregoing.

                  3.6 Assignment. Rights Holders' rights under this Section 3 shall be assignable only to an assignee who following such assignment holds at least 250,000 Series B Shares, Series C Shares or Series D Shares (or 250,000 shares of Common Stock issued upon conversion of Series B Shares, Series C Shares or Series D Shares, or any combination thereof), adjusted for any stock splits, stock dividends, recapitalizations and the like after the date hereof.

         4        Agreements Among the Company, the Series B Holders, Series C
Holders, Series D Holders and the Common Holders.

                  4.1      Right of Last Refusal.

                           (a)      Transfer Notice. If at any time any of the
Common Holders proposes to sell Equity Securities (as defined in Section 3) owned by such Common Holder to one or more third parties pursuant to an understanding with such third parties in a transaction not registered under the Securities Act in reliance upon a claimed exemption thereunder (the "Transfer"), then the Common Holder shall provide the Company and each Investor (as defined below) written notice of his intention (the "Transfer Notice"), describing the offered shares ("Offered Shares"), the identity of the prospective transferee and the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Common Holder has received a firm offer from the prospective transferee and in good faith believes a binding agreement for Transfer is obtainable on the terms set forth, and shall also include a copy of any written proposal or letter of intent or other agreement relating to the proposed Transfer. The Company, upon request of the Common Holder, will provide a list of the addresses of the Investors.

                           (b)      Investors. For purposes of this Section 4,
the term "Investors" shall mean the Series B Holders, Series C Holders and Series D Holders that hold at least 250,000 shares of Registrable Securities (as adjusted for any stock splits, stock dividends, recapitalizations and the like after the date hereof) or persons who have acquired and hold at least 250,000 shares of Registrable Securities (as adjusted for any stock splits, stock dividends, recapitalizations and the like after the date hereof) from the Series B Holders, Series C Holders,

Series D Holders or their transferees in a transaction not involving a public offering and in compliance with Section 4.4 below.

                           (c)      Company Option. Without limiting or
modifying any rights the Company may have, pursuant to stock purchase or option agreements entered into with any stockholder or optionee (each, an "Employee Purchase Agreement"), to repurchase shares of Common Stock, the Company shall have an option for a period of thirty (30) days (or such longer period as may be set forth in such Employee Purchase Agreement) from receipt of the Transfer Notice to purchase all or a portion of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company's purchase right shall be exercised by written notice signed by an officer of the Company and delivered to the Common Holder (the "Company Exercise Notice"), which shall set forth the number of shares the Company desires to purchase and shall be delivered before expiration of the initial thirty (30) day period. The Company shall effect the purchase of the Offered Shares by payment of the purchase price by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the Company and the Common Holder and at the time of the scheduled closing therefor.

                           (d)      Investor Option. In the event that the
Company does not elect to purchase all of the Offered Shares available pursuant to its rights under Section 4.1(c) within the period set forth therein, the Common Holder shall promptly deliver written notice (the "Second Notice") to the Company and each of the Investors, which shall set forth the number of Offered Shares not purchased by the Company and which shall include the terms of Transfer Notice as set forth in section 4.1(a). The Investors shall then have an option for a period of thirty (30) days from receipt of the Second Notice to purchase their respective pro rata shares of the Offered Shares subject to the Second Notice at the same price and subject to the same material terms and conditions as described in the Second Notice. Each of such persons may only exercise such purchase option and, thereby, purchase all or any portion of his or its pro rata shares (with any reallotments as provided below) of the Offered Shares, by notifying the Common Holder and the Company in writing, before expiration of the thirty (30) day period as to the number of such shares which he or it wishes to purchase. Each Investor's pro rata share of the Offered Shares shall be a fraction of the Offered Shares subject to the Second Notice, the numerator of which shall be the number of shares of Equity Securities (assuming the exercise and conversion of all such securities to Common Stock and exclusive of options referenced in clause (i) of Section 3.4) held by such Investor on the date of the Second Notice (the "Notice Date") and the denominator of which shall be the total number of Equity Securities (assuming the exercise and conversion of all such securities to Common Stock and exclusive of the options referenced in clause (i) of Section 3.4) held on the Notice Date by all Investors that were provided the Second Notice. Each Investor shall have a right of overallotment such that, if any other Investor fails to exercise the right to purchase its full pro rata share of the Offered Shares, the other participating Investors may, before the date ten (10) days following the expiration of the thirty (30) day period, exercise an additional right to purchase, on a pro rata basis, the Offered Shares not previously purchased by so notifying the Common Holder and the Company, in writing, within such ten (10) day period. Each Investor shall be entitled to apportion Offered Shares to be purchased among its partners and Affiliates, provided that such Investor notifies the Common Holder of such allocation, and provided that such allocation does not threaten the Company's ability to rely upon an exemption from the Securities Act or the qualification provisions of applicable state securities laws. If an Investor gives the Common Holder notice that it desires to purchase its pro rata share and, as the case may be, its overallotment, then payment for the Offered Shares shall be by check, or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor.

                           (e)      Failure to Notify. If the Company and/or the
Investors fail to purchase all of the Offered Shares by exercising their rights as set forth in this Section 4.1 within the periods provided and subject to
Section 4.2 below, the Common Holder shall be entitled for a period of ninety
(90) days thereafter to complete the proposed Transfer of the balance of such shares not purchased by the Investors upon the terms and conditions specified in the Transfer Notice. If the Common Holder has not so transferred the Offered Shares during such period upon such terms and conditions, the Common Holder shall not thereafter make a Transfer of shares without again first offering such shares to the other parties in the manner provided in this Section 4.1 and complying with the provisions set forth in Section 4.2.

                  4.2      Right of Co-Sale.

                           (a)      The Right. If at any time any of the Common
Holders proposes to sell shares of Equity Securities to any party other than the Company or the Investors in a transaction (the "Transaction") not registered under the Securities Act in reliance upon a claimed exemption thereunder, and the Company and/or the Investors as a group do not exercise their rights to purchase the Offered Shares pursuant to Section 4.1, then any Investor which notifies the Common Holder in writing within thirty (30) days after receipt of the Second Notice referred to in Section 4.1(d) (a "Selling Investor" for purposes of this Section 4.2), shall have the opportunity to sell a pro rata portion of Equity Securities which the Common Holder proposes to sell to such third party in the Transaction. In such instance, the Common Holder shall assign so much of his interest in the proposed agreement of sale as the Selling Investor shall be entitled to and shall request hereunder, and the Selling Investor shall assume such part of the obligations of the Common Holder under such agreement as shall relate to the sale of the securities by the Selling Investor. For the purposes of this Section 4.2, the "pro rata portion" which each Selling Investor shall be entitled to sell shall be a fraction of the total amount of Equity Securities (assuming the exercise and conversion of all such securities to Common Stock) described in the Second Notice that have not been purchased by the Company or the Investors pursuant to Section 4.1, the numerator of which shall be the number of shares of Equity Securities held by such Selling Investor (assuming the exercise and conversion of all such securities to Common Stock and exclusive of options referenced in clause (i) of Section 3.4) and the denominator of which shall be the total number of Equity Securities held by all participating Selling Investors and the Common Holder (assuming the exercise and conversion of all such securities to Common Stock and exclusive of options referenced in clause (i) of Section 3.4). Each Selling Investor shall notify the Common Holder whether it elects to sell an amount equal to or less than its pro rata share of the Equity Securities so offered. Each Selling Investor shall be entitled to apportion Equity Securities to be sold among its partners and Affiliates, provided that such Selling Investor notifies the Common Holder of such allocation, and provided that such allocation does not threaten the Company's reliance on any exemption from the registration provisions of the Securities Act or the qualification provisions applicable state securities laws.

                           (b)      Failure to Notify. If within thirty (30)
days after the Common Holder delivers the Second Notice to the Investors, the Investors do not notify the Common Holder that they desire to sell all of their pro rata portions of the Equity Securities described in the Second Notice for the price and on the terms and conditions set forth therein, then the Common Holder may, subject to Section 4.1 hereof, sell during the period set forth in
Section 4.1(e) such Equity Securities as to which the Investors do not elect to sell. Any such sale shall be made only to persons identified in the Common Holder's notice and at the same price and upon the same terms and conditions as those set forth in the notice. In the event the Common Holder has not sold the Equity Securities or entered into an agreement to sell the Equity Securities within the period set forth in Section 4.1(e), the Common Holder shall not thereafter sell any Equity Securities without first notifying the Investors in the manner provided above.

                  4.3 Limitations to Rights of Last Refusal and Co-Sale. Without regard and not subject to the provisions of Section 4.1 and 4.2:

                           (a)      Each Common Holder may sell or otherwise
assign, with or without consideration, Equity Securities to any or all of his or her ancestors, descendants, spouse, or members of his immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of his or her ancestors, descendants, spouse, or members of his or her immediate family, provided that each such transferee or assignee, prior to the completion of the sale, transfer, or assignment, shall have executed documents assuming the obligations of the Common Holder under this Agreement with respect to the transferred securities;

                           (b)      In addition to any transfers pursuant to
Sections 4.3(a) and 4.3(c), each Common Holder may sell, assign or otherwise transfer, with or without consideration, up to 5% of the Equity Securities owned by the Common Holder as of the date of this Agreement; and

                           (c)      Each Common Holder may sell Equity
Securities to the Company upon exercise by the Company of its rights to repurchase Common Stock issued pursuant to stock purchase or option agreements entered into between the Company and the Common Holder.

                  4.4 Assignment. Upon written notice to the Common Holders, the rights granted pursuant to this Section 4 may be assigned by an Investor or its transferees upon a sale or transfer (other than a sale thereof to the public) of at least 250,000 shares of the Series B Shares, Series C Shares, Series D Shares and/or shares of Common Stock issuable upon conversion thereof (adjusted for stock splits, stock dividends, reorganizations and the like after the date hereof) held by such Investor or transferee; provided that any transferee of an Investor shall agree to become subject to the obligations of the Investors hereunder.

                  4.5 Notice of Certain Transactions. The Company shall give each Series B Holder, Series C Holder and Series D Holder holding at least 2% of the Company's Common Stock determined on an as if converted basis, written notice of an impending Corporate Transaction not later than ten (10) days prior to the shareholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending Corporate Transaction, and the Company shall thereafter give such holders prompt notice of any material changes. The Corporate Transaction shall in no event take place sooner than ten (10) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Preferred Stock (voting together on an as-if converted basis) that are entitled to notice rights pursuant to this Section 4.5. In the event the requirements of this
Section 4.5 are not complied with, the Company shall forthwith either cause the closing of the Corporate Transaction to be postponed until such time as the requirements of this Section 4.5 have been complied with, or cancel the Corporate Transaction. The term "Corporate Transaction" shall mean the merger or consolidation of the Company into or with another corporation in which the stockholders of the Company shall own less than 50% of the voting securities of the surviving corporation or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company.

                  4.6 Drag-Along Agreement. In the event that the Board of Directors of the Company has approved and the Holders holding a majority of Registrable Securities (collectively, the "Proposing Stockholders") request in writing that the Company effect (i) any merger, liquidation, dissolution or sale of all or a portion of the Company's capital stock or assets or (ii) a sale of shares of capital stock of the Company then held by the Proposing Stockholders and any other participating Investors to any third party in a transaction in which the stockholders of the Company shall own less than 50% of the voting securities of the acquiring or surviving corporation (each such transaction an "Exit Transaction"), each Common Holder, Series A Holder, Series B Holder, Series C Holder and Series D Holder agrees that it shall (a) vote any and all shares of capital stock of the Company having the right to vote held by it, or as to which it has voting power, in favor of the consummation of the Exit Transaction proposed by the Proposing Stockholders, at any meeting of stockholders of the Company at which such transactions are considered, or in any written consent of stockholders of the Company relating thereto, (b) if applicable, tender all shares of capital stock of the Company held by it, or as to which it has power of disposition, which are the subject of such proposed Exit Transaction in accordance with the terms of the proposed Exit Transaction,
(c) if applicable, waive any dissenters' rights, preemptive rights or appraisal rights, as the case may be, and (d) take all other actions reasonably required in order to effectuate fully the Exit Transaction proposed by the Proposing Stockholders.

                  4.7 Termination. The provisions set forth in this Section 4 shall terminate upon the earlier to occur of (i) the date that is ten (10) years from the date of this Agreement, (ii) the consummation of a Qualified Public Offering or (iii) the consummation of a Corporate Transaction in which the consideration received by the Company and/or its stockholders is cash, publicly-traded securities, registrable securities in a publicly-traded company or a combination of the foregoing.

         5        Voting Agreement.

                  5.1 Directors. The undersigned Common Holders, Series A Holders, Series B Holders, Series C Holders and Series D Holders shall act in all capacities to vote the shares of stock of the Company now or hereafter owned or controlled by them so as to cause and maintain the election to the Board of Directors of the Company the following persons:

                           (a)      two (2) independent directors, who shall be
subject to the reasonable approval of the holders of a majority of the Series D Directors, if any, then in office, one of whom shall initially be David Hale;

                           (b)      as the one (1) director elected by the
holders of the Common Stock pursuant to the Company's Restated Certificate of Incorporation, the Company's then current Chief Executive Officer, who shall initially be Gerald Proehl;

                           (c)      as the one (1) one director elected by the
holders of Series B Shares pursuant to the Company's Restated Certificate of Incorporation, if any such shares are then outstanding, one (1) person who shall be designated by St. Paul Venture Capital, who shall initially be Kenneth Widder;

                           (d)      as the one (1) director elected by the
holders of Series C Shares pursuant to the Company's Restated Certificate of Incorporation, if any such shares are then outstanding, one (1) person who shall be designated by J.P. Morgan Partners (SBIC), LLC and its Affiliates ("JP Morgan"), who shall initially be Rodney Ferguson; and

                           (e)      as the three (3) directors elected by the
holders of Series D Shares pursuant to the Company's Restated Certificate of Incorporation, if any such shares are then outstanding (collectively, the "Series D Directors"), (i) one (1) person who shall be designated by S.R. One, Limited ("SR One"), who shall initially be Maxine Gowen, (ii) one (1) person who shall be designated by Domain Partners V, L.P. and its Affiliates ("Domain"), who shall initially be Arthur Klausner, and (iii) one (1) person who shall be designated by the holders of at least two-thirds (2/3) of the then outstanding Series D Shares.

                  5.2 Transferees. Each of the Common Holders, Series A Holders, Series B Holders, Series C Holders and Series D Holders agrees that it shall be a condition of any transfer of shares of stock of the Company now or hereafter owned or controlled by such holder that the transferee assumes the obligations of such holder hereunder.

                  5.3 Appointment of Directors. In the event of the resignation, death, removal or disqualification of a director selected as set forth above, the appropriate designating party or parties shall promptly nominate a new director, and, after written notice of the nomination has been given by such designating party or parties to the other parties, each Common Holder, Series A Holder, Series B Holder, Series C Holder and Series D Holder shall vote its shares of capital stock of the Company to elect such nominee to the Board of Directors.

                  5.4 Removal. The appropriate designating party or parties may specify that the director elected by it shall be removed at any time and from time to time, with or without cause (subject to the Bylaws of the Company as in effect from time to time and any requirements of law), in such party or parties' sole discretion. After written notice to each of the parties hereto of the new nominee to replace a removed director, each Common Holder, Series A Holder, Series B Holder, Series C Holder and Series D Holder shall promptly vote its shares of capital stock of the Company to remove the director in question and to replace such director with the nominee of the party entitled to designate such director to the Board of Directors.

                  5.5 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement unless such revocation is agreed to in writing by the holders of at least (i) a majority of the outstanding Series B Shares and Series C Shares, voting together as a single class on an as-if converted basis, and (iii) a majority of the outstanding shares of Series D Preferred Stock held by the Series D Holders, voting as a class; provided, however, that (a) no amendment may have the effect of treating a party differently and adversely than any other party without the written consent of the adversely affected party and (b) in no event while Domain, JP Morgan or SR One is otherwise entitled to designate a director may the parties hereto revoke the voting agreements that provide for Domain, JP Morgan and SR One to designate directors, without the consent of Domain, JP Morgan or SR One, as applicable.

         6        Affirmative Covenants of the Company. The Company hereby
covenants and agrees as follows:

                  6.1      Financial Information. The Company will:

                           (a)      furnish to each Holder as soon as
practicable after the end of each fiscal year, and in any event within ninety
(90) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of operations and consolidated statements of changes in financial position (or equivalent cash flow statements if required by the Financial Accounting Standards Board) of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles, all in reasonable detail and, audited by independent public accountants of recognized national standing selected by the Company, and

                           (b)      furnish to each Major Holder (as defined
below) as soon as practicable after the end of each month and each quarter (except the last month and last quarter of the fiscal year), and in any event within twenty (20), and forty-five (45) days, respectively, thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such month or quarter; and consolidated statements of income (or equivalent cash flow statements if required by the Financial Accounting Standards Board), for such month or quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (except for required footnotes), all in reasonable detail and signed, subject to changes resulting from year-end audit adjustments, by the principal financial officer or chief executive officer of the Company, and

                           (c)      make available to each Major Holder as soon
as practicable after its adoption or approval by the Company's Board of Directors and at least one month before the end of the fiscal year, an annual plan for the next fiscal year which shall include monthly capital and operating expense budgets, cash flow statements, projected balance sheets and profit and loss projections for each such month and for the end of the year, itemized in such detail as the Board of Directors may reasonably determine.

                  6.2 Inspection Rights. The Company shall permit each Major Holder, at such Major Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Major Holder; provided, however, that the Company shall not be obligated pursuant to this Section 6.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

                  6.3 Major Holder. For purposes of this Section 6, the term "Major Holder" shall mean any Holder that holds at least 1,000,000 shares of Registrable Securities (as adjusted for stock splits, stock dividends, recapitalizations and like events); provided, however, that the term Major Holder shall in no event include any transferee or assignee of Registrable Securities who the Company reasonably believes is a direct competitor of the Company.

                  6.4 Future Stock Issuances. The Company agrees that after the date of this Agreement it will not issue any shares of Common Stock (or grant any options, warrants or other rights to purchase the same) to any employee, officer, or director except pursuant to written agreements which provide for vesting over a period of at least forty-eight (48) months and which provide the Company with repurchase rights at cost upon termination of employment with respect to unvested shares and a right of first refusal in favor of the Company in the event of any proposed transfer unless such issuance or grant is approved by a majority of the entire Board of Directors (other than interested directors) and provided that no such agreement will require the Company to repurchase or redeem any of such shares.

                  6.5 New Officers. The Company shall not make any offer of employment with respect to any new officer without having obtained the prior approval of the Board of Directors, including a majority of the Series D Directors, if any, then in office.

                  6.6 Participation on Board Committees. The member of the Board of Directors to be designated by SR One as set forth in Section 5 above, shall be entitled to be a member of each of the Compensation, Audit and Executive Committees of the Board of Directors and any other committees of the Board that the Board of Directors shall establish from time to time.

                  6.7 Director Compensation. If the Company agrees to pay compensation to any non-employee director in his or her capacity as such, then the Company will pay all non-employee directors the same amount of such compensation unless such compensation is approved by a majority of the entire Board of Directors (other than interested directors). The Compensation Committee will, at the request of the Board of Directors, monitor general industry standards concerning the remuneration of the directors of the Company and recommend appropriate levels of remuneration for approval by the Board of Directors.

                  6.8 Board of Directors Matters; D&O Insurance; Director Reimbursement. The Company shall convene and hold meetings of its Board of Directors at least quarterly with intermittent teleconferencing for at least the twelve-month period following the date of this Agreement. The Company shall maintain directors and officers insurance having coverage of at least $5,000,000 per occurrence. The Company will reimburse non-employee directors for reasonable expenses incurred by such non-employee directors to attend meetings of the Company's Board of Directors.

                  6.9 Assignment of Rights. In the event that the Company does not elect to exercise any repurchase rights or rights of first refusal that it may have pursuant to stock purchase or option agreements entered into with any stockholder or optionee, the Company agrees that it shall assign its rights under such agreements or provisions (to the extent permitted thereby) to the Investors on a pro rata basis (calculated in the same matter as the pro rata calculation set forth in Section 4.1(d)); provided, however, that this Section
6.8 shall not apply to any proposed Transfer by a Common Holder that is subject to Section 4 hereof, in which case the provisions of Section 4 shall apply.

                  6.10 Use of Proceeds. The Company will apply the net proceeds from the sale of the Series D Shares pursuant to the Series D Purchase Agreement exclusively to the development and operation of the Company.

                  6.11 Key Person Insurance. Within sixty (60) days following identification by the Company's Board of Directors of the Company's key employees (the "Key Employees"), the Company shall purchase life insurance policies on each of such Key Employees in the amount of $3,000,000 per Key Employee (or a lesser amount if approved by a majority of the Series D Directors, if any, then in office), naming the Company as beneficiary on such policies.

                  6.12 Confidential Information and Invention Assignment Agreements. All employees of the Company shall enter into the Company's standard proprietary information and inventions agreement with any modifications thereto as may be approved by the Company's Board of Directors. All consultants to the Company who have significant access to the Company's intellectual property shall enter into one or more agreements that provide for assignment of inventions and contain confidentiality obligations.

                  6.13 Termination of Affirmative Covenants. The covenants set forth in this Section 6 shall terminate and be of no further force or effect upon the first to occur of (a) the consummation of a Qualified Public Offering,
(b) the date on which the Company is required to file a report with the SEC pursuant to Section 13(a) of the Exchange Act, by reason of the Company having registered any of its securities pursuant to Section 12(g) of the Exchange Act,
(c) the date on which quotations for the Common Stock of the Company are reported by the automated quotations system operated by the National Association of Securities Dealers, Inc. or by an equivalent quotations system, (d) shares of the Common Stock of the Company are listed on a national securities exchange registered under Section 6 of the Exchange Act or (e) a Corporate Transaction in which the consideration received by the Company and/or its stockholders is cash, publicly-traded securities, registrable securities in a publicly-traded company or a combination of the foregoing.

         7        Board Observer Rights. Each of Advent Venture Partners, SR One
and St. Paul Venture Capital shall have the right to designate one representative to attend the Company's board meetings as a nonvoting observer and each such representative shall be provided with copies of all notices, minutes, consents and other materials that the Company provides to its directors and shall receive notice of meetings at the same time and in the same manner as the directors; provided, however, that the Company shall have the right to exclude such representatives from access to any material or all or any part of a board meeting if in its reasonable judgment such exclusion is necessary to preserve the attorney-client privilege or to protect the Company's trade secrets or similar confidential information. Such representatives may participate in discussions of matters brought to the Board. In addition to the termination provisions of Section 15 of this Agreement, the rights of Advent Venture Partners under this Section 7 shall terminate in the event that Advent Venture Partners (together with any Affiliate) owns less than ten percent (10%) of the total outstanding number of shares of the Company's Series C Preferred Stock. In addition to the termination provisions of Section 15 of this Agreement, the rights of SR One under this Section 7 shall terminate in the event that SR One (together with any Affiliate) owns less than five percent (5%) of the total outstanding number of shares of the Company's Series D Preferred Stock. In addition to the termination provisions of Section 15 of this Agreement, the rights of St. Paul Venture Capital under this Section 7 shall terminate in the event that St. Paul Venture Capital (together with any Affiliate) owns less than five percent (5%) of the total outstanding number of shares of the Company's Series D Preferred Stock.

         8        Regulatory Matters.

                  8.1 Cooperation of Other Holders. Each Holder agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the letter agreement by and among the Company, J.P. Morgan Partners (SBIC), LLC and J.P. Morgan Partners Global Investors (SBIC), LLC (together with J.P. Morgan Partners (SBIC), LLC, "J.P. Morgan Partners") dated as of the date hereof, a copy of which is attached hereto as Exhibit A, regarding regulatory matters (the "Regulatory Sideletter"), including without limitation, voting to approve amending the Company's Restated Certificate of Incorporation, the Company's Bylaws or this Agreement in a manner reasonably acceptable to the Holders and J.P. Morgan Partners or any Affiliate of J.P. Morgan Partners entitled to make such request pursuant to the Regulatory Sideletter in order to remedy a Regulatory Problem (as defined in the Regulatory Sideletter). Anything contained in this Section 8 to the contrary notwithstanding, no Holder shall be required under this Section 8 to take any action that would adversely affect in any material respect such Holder's rights under this Agreement or as a stockholder of the Company.

                  8.2 Covenant Not to Amend. The Company and each Holder agree not to amend or waive the voting or other provisions of the Company's Restated Certificate of Incorporation, the Company's Bylaws or this Agreement if such amendment or waiver would cause J.P. Morgan Partners or any of its Affiliates to have a Regulatory Problem (as defined in the Regulatory Sideletter). J.P. Morgan Partners agrees to notify the Company as to whether or not it would have a Regulatory Problem promptly after J.P. Morgan Partners has notice of such amendment or waiver.

         9        Legend. Each existing or replacement certificate for shares of the Company's capital stock held by the Common Holders, Series A Holders, Series B Holders, Series C Holders and the Series D Holders shall bear a legend in substantially the following form:

                  "The ownership, transfer, encumbrance, pledge, assignment, or other disposition of this certificate and the shares of stock represented hereby, are subject to the restrictions contained in the Amended and Restated Investors' Rights Agreement dated April 30, 2003, as the same may be amended from time to time, a copy of which is on file at the office of the Company and by accepting any interest in such shares, the person accepting such interest shall be deemed to agree to a voting agreement contained therein."

         10       Effect of Change in Company's Capital Structure. Appropriate
adjustments shall be made in the number, exercise price and class of shares in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of the Company. If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the Company, then in such event any and all new, substituted or additional securities to which the Common Holders are entitled by reason of the Common Holders' ownership of the stock shall be immediately subject to the rights set forth in Section 4 with the same force and effect as the stock subject to such rights immediately before such event.

         11       Aggregation of Stock. All securities held or acquired by
Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

         12       Rights of Affiliated Investors. For the purposes of this
Agreement, Holders who are Affiliates, as defined in Section 3.1(c) hereof, of one or more other Holders or Investor Associated Entities, as defined below, shall, at the election of a Holder and one or more such Affiliate or Investor Associated Entity, be treated as a group ("Investor Group"). Members of an Investor Group shall have the right to reallocate the rights granted by this Agreement among themselves as they determine. The term "Investor Associated Entity" shall mean any person who is (i) a manager, general partner or adviser of any member of any Investor Group, (ii) a subsidiary of, holding company of or another subsidiary of the holding company of a manager, general partner or adviser of any member of any Investor Group, or (iii) a fund, partnership, company, syndicate or other entity whose principal business is to make investments whose manager, general partner or adviser falls into category (i) or
(ii) above, whether or not such person was formed or registered as of the date of this Agreement.

         13       Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing, and shall be delivered either personally or by registered or certified mail, postage prepaid, addressed (i) in the case of the Common Holders, the Series A Holders, the Series B Holders, the Series C Holders and the Series D Holders to their addresses as set forth on the stock records of the Company or such other addresses as are designated in writing from time to time by any such party, (ii) in the case of the Company, to its principal office, and (iii) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time.

         14       Binding Effect. This Agreement and each and every term,
covenant and condition thereof, including all restrictions herein contained upon the sale, transfer, assignment or other disposition or encumbrance of stock, shall be binding upon and inure to the benefit of the transferees, legatees, donees, heirs, executors, administrators, personal representatives, successors and assigns of each of the parties.

         15       Term. Except for the rights of Holders as set forth in Section
2, which shall terminate in accordance with Section 2.15, this Agreement shall terminate upon the first to occur of (i) a Qualified Public Offering or (ii) a Corporate Transaction in which the consideration received by the Company and/or its stockholders is cash, publicly-traded securities, registrable securities in a publicly-traded company or a combination of the foregoing.

         16       Entire Agreement, Etc. This instrument contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all other agreements between any of the parties with respect to the subject matter hereof and cannot be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto as set forth in Section 18 below. This Agreement shall be interpreted under the laws of the State of California, without reference to its principles of conflicts of law.

         17       Severability. The invalidity or unenforceability of any
provision hereof shall not in any way affect the validity or enforceability of any other provision.

         18       Waivers and Amendments. Except as provided in Sections 5.5 and
8.2, the obligations and the rights of the parties under this Agreement may be waived or amended (either generally or in a particular instance) with the written consent of the record holders of at least (a) a majority of the outstanding shares of Common Stock held by the parties hereto, (b) a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by the parties hereto, voting together as a single class on an as-if converted basis and (c) 2/3rds of the outstanding Series D Preferred Stock held by the parties hereto; provided, however, that no amendment or waiver of the obligations or the rights of the parties may have the effect of treating a party differently and adversely than any other similarly situated party without the written consent of the adversely affected party and provided, further, that any amendment that adversely changes the rights of SR One in a provision existing for the sole benefit of SR One shall require the consent of SR One. Upon the effectuation of each such waiver or amendment, the Company shall promptly give written notice thereof to the Common Holders, Series A Holders, the Series B Holders, the Series C Holders and the Series D Holders who have not previously consented thereto in writing. Except to the extent provided in Section 5.5 and this Section 18, this Agreement or any provision hereof may be amended, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.

         19       Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts taken together shall constitute one and the same Agreement.

                     [REST OF PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed effective as of the date and year first above written.

                     SANTARUS, INC.

                     By: /s/ Gerald T. Proehl
                         -------------------------------------------------------
                         Gerald T. Proehl, President and Chief Executive Officer

                               WINDAMERE, LLC

                               By: /s/ Scott Glenn
                                   --------------------------------------

                               WINDAMERE II, LLC

                               By: /s/ Scott Glenn
                                   --------------------------------------

                               WINDAMERE III, LLC

                               By: /s/ Scott Glenn
                                   --------------------------------------

                               WIDDER / JOHNSON TRUST

                               By: /s/ Kenneth J. Widder
                                   --------------------------------------

                               MAYO FOUNDATION FOR MEDICAL EDUCATION
                               AND RESEARCH

                               By: /s/ Rick F. Colvin
                                   --------------------------------------

                               B. KIPLING AND MARY ANN HAGOPIAN
                               TRUSTEES UDT 3/25/88

                               By: /s/ B. Kipling
                                   --------------------------------------
                                   B. Kipling Hagopian, Trustee

                               TIMOTHY M. PENNINGTON III AND MELISSA
                               J. PENNINGTON AS TRUSTEES OF THE
                               PENNINGTON FAMILY REVOCABLE TRUST
                               UA DATED MAY 23, 1984

                               By: /s/ Timothy Pennington
                                   --------------------------------------
                                   Timothy M. Pennington

                               /s/ Samuel Hardage
                               ------------------------------------------
                               Samuel A. Hardage

                               DOMAIN PARTNERS V, L.P.

                               By: One Palmer Square Associates V, L.L.C.
                               Its: General Partner

                               By: /s/ Kathleen K. Schoemaker
                                   --------------------------------------

                               Name: Kathleen K. Schoemaker

                               Its:   MANAGING MEMBER

                               DP V ASSOCIATES, L.P.

                               By: One Palmer Square Associates V, L.L.C.

                               Its:   General Partner

                               By: /s/ Kathleen K. Schoemaker
                                   --------------------------------------

                               Name: Kathleen K. Schoemaker

                               Its: MANAGING MEMBER

                               ST. PAUL VENTURE CAPITAL IV, LLC

                               By: /s/ David W. Stassen
                                   --------------------------------------

                               ST. PAUL VENTURE CAPITAL
                               AFFILIATES FUND I, LLC

                               By: St. Paul Venture Capital, Inc.
                               Its: Manager

                               By: /s/ David W. Stassen
                                   --------------------------------------

                               ST. PAUL VENTURE CAPITAL V, LLC

                               By: /s/ David W. Stassen
                                   --------------------------------------

                               ST. PAUL VENTURE CAPITAL VI, LLC
                               By: SPVC Management VI, LLC
                               Its: Managing Member

                               By: /s/ David W. Stassen
                                   --------------------------------------
                               Its: MANAGING MEMBER

                               FOG CITY FUND, LLC

                               By: Fog City Management, LLC
                               Its: Managing Member

                               By: /s/ Nancy Olson
                                   --------------------------------------
                                   Nancy Olson
                                   Its: Managing Member

                               NANCY S. OLSON TRUST, DATED MARCH 19, 1998
                               NANCY S. OLSON, TRUSTEE

                               By: /s/ Nancy Olson
                                   --------------------------------------

                               Signed by: /s/ Patrick Lee
                                          -------------------------------
                               for and on behalf of

                               ADVENT LIMITED acting as manager of

                               ADVENT PRIVATE EQUITY FUND III `A'
                               LIMITED PARTNERSHIP

                               in the presence of: /s/ SP Crawford
                                                   ----------------------

                               Signed by: /s/ Patrick Lee
                                          -------------------------------

                               for and on behalf of

                               ADVENT LIMITED acting as manager of

                               ADVENT PRIVATE EQUITY FUND III `B'
                               LIMITED PARTNERSHIP

                               in the presence of: /s/ SP Crawford
                                                   ----------------------

                               Signed by: /s/ Patrick Lee
                                          -------------------------------

                               for and on behalf of

                               ADVENT LIMITED acting as manager of

                               ADVENT PRIVATE EQUITY FUND III `C'
                               LIMITED PARTNERSHIP

                               in the presence of: /s/ SP Crawford
                                                   ----------------------

                               Signed by: /s/ Patrick Lee
                                          -------------------------------

                               for and on behalf of

                               ADVENT LIMITED acting as manager of

                               ADVENT PRIVATE EQUITY FUND III `D'
                               LIMITED PARTNERSHIP

                               in the presence of: /s/ SP Crawford
                                                   ----------------------

                               Signed by: /s/ Patrick Lee
                                          -------------------------------

                               for and on behalf of

                               ADVENT LIMITED acting as manager of

                               ADVENT PRIVATE EQUITY FUND III GMBH & CO
                               KG

                               in the presence of: /s/ SP Crawford
                                                   ----------------------

                               Signed by: /s/ Patrick Lee
                                          -------------------------------

                               for and on behalf of

                               ADVENT LIMITED acting as manager of

                               ADVENT PRIVATE EQUITY FUND III
                               AFFILIATES LIMITED PARTNERSHIP

                               in the presence of: /s/ SP Crawford
                                                   ----------------------

                               Signed by: /s/ Patrick Lee
                                          -------------------------------
                               for and on behalf of

                               ADVENT LIMITED acting as manager of

                               ADVENT MANAGEMENT III LIMITED
                               PARTNERSHIP

                               in the presence of: /s/ SP Crawford
                                                   ----------------------

                               J.P. MORGAN PARTNERS (SBIC), LLC*

                               By: /s/ Rodney A. Ferguson
                                   --------------------------------------
                                   Name: Rodney A. Ferguson
                                   Managing Director

                               J.P. MORGAN PARTNERS GLOBAL
                               INVESTORS (SBIC), LLC

                               By: /s/ Rodney A. Ferguson
                                   --------------------------------------
                                   Name: Rodney A. Ferguson
                                   Managing Director

         *A copy of each notice required under this Agreement to be sent to J.P. Morgan Partners (SBIC), LLC shall also be sent to the following address: J.P. Morgan Partners, Official Notices Clerk, 1221 Avenue of the Americas, New York, NY 10020, Fax: 212.899.3401.

                               HALE FAMILY TRUST UDT 2/10/86,
                               DAVID F. AND LINDA C. HALE, TRUSTEES

                               By: /s/ David F. Hale
                                   --------------------------------------

                               GLOBAL MONEY MANAGEMENT, LP

                               By: Global Money Mgt L.P.
                               Name: /s/ Marvin Friedman
                                     ------------------------------------
                               Title: Mgr. Partner

                               /s/ John Burd
                               ------------------------------------------
                               John Burd

                               /s/ Lambert Thom
                               ------------------------------------------
                               Lambert Thom

                               /s/ Craig L. Dixon
                               ------------------------------------------
                               Craig L. Dixon, Custodian for
                               Kathleen Linley Dixon

                               /s/ Craig L. Dixon
                               ------------------------------------------
                               Craig L. Dixon, Custodian for
                               Nathaniel Benjamin Dixon

                               /s/ Craig L. Dixon Kathleen Gay Dixon
                               ------------------------------------------
                               Craig L. & Kathleen G. Dixon Trustees
                               Dixon Family Trust

                               /s/ Michael Brau, trustee
                               ------------------------------------------
                               Brau Living Trust

                               __________________________________________
                               SJT Family Investments, LP

                               /s/ Bonnie Hepburn
                               ------------------------------------------
                               Bonnie Hepburn

                               /s/ Gerald Proehl
                               ------------------------------------------
                               Gerald Proehl

                               /s/ Debra P. Crawford
                               ------------------------------------------
                               Debra Crawford

                               /s/ Warren Hall
                               ------------------------------------------
                               Warren Hall

                               /s/ William Denby
                               ------------------------------------------
                               William Denby

                               GENERAL ELECTRIC CAPITAL CORPORATION

                               By: /s/ Mark A. Roland
                                   --------------------------------------
                               Name: Mark A. Roland
                               Title: Vice President Risk, CFI

                               NEW ENGLAND PARTNERS CAPITAL, LP
                               By: NEP Capital, LLC
                               Its: General Partner

                               By: /s/ ILLEGIBLE
                                   --------------------------------------
                               Name:
                                    -------------------------------------
                               Title: President

                               S.R. ONE, LIMITED

                               By: /s/ Elaine V. Jones
                                   --------------------------------------
                               Name: Elaine V. Jones, Ph.D.
                               Title: Vice President

                               VLG Investments, LLC

                               By: /s/ Elias J. Blawie
                                   --------------------------------------
                               Name: ELIAS J. BLAWIE
                               Title: MANAGER

                               By: /s/ Edmund S. Ruffin Jr.
                                   --------------------------------------
                                   Edmund S. Ruffin, Jr.

                               By: /s/ David T. Sobota
                                   --------------------------------------
                                   David T. Sobota

                               By: /s/ John E. Strobeck MD, PhD
                                   --------------------------------------
                                   John E. Strobeck, M.D. Ph.D.

                               HAMILTON APEX TECHNOLOGY VENTURES, LP

                               By: /s/ Kerry Dance
                                   --------------------------------------
                               Name: Kerry Dance
                               Title: Managing Member

                               China Development Industrial Bank Inc.

                               By: /s/ Tze-Kaing Yang
                                   --------------------------------------
                               Name: Tze-Kaing Yang
                               Title: President

                               CDIB Biotech USA Investment, Co., Ltd.

                               By: /s/ Bing Shen
                                   --------------------------------------
                               Name: Bing Shen
                               Title: Chairman

                               LIFE SCIENCES PARTNERS II B.V.

                               By: /s/ TS Schwarz
                                   --------------------------------------
                               Name: T.S. Schwarz
                               Title: Partner

                               MITSUBISHI INTERNATIONAL CORPORATION

                               By: /s/ M. Sakurai
                                   --------------------------------------
                               Name: Motoatsu Sakurai
                               Title: President & CEO
                                      May 19, 2003

                               CHINATRUST VENTURE CAPITAL CORP.

                               By: /s/ David Chen
                                   ------------------------------------------
                                   Dr. David S. Chen, Chief Executive Officer

                               DAVID W. STASSEN REVOCABLE TRUST

                               By: /s/ David W. Stassen
                                   --------------------------------------
                               Name: DAVID W. STASSEN
                               Title: Trustee

                               CDIB BIOSCIENCE VENTURES I, INC.

                               By: /s/ Benny T. Hu
                                   --------------------------------------
                                   Benny T. Hu, Chairman

                               PAN-PACIFIC VENTURE CAPITAL CO., LTD.

                               By: /s/ David Y.S. Chao
                                   --------------------------------------
                               Name: David Y.S. Chao
                               Title: President

                                   Schedule A

                               Schedule of Holders

COMMON HOLDERS

Glenn Holdings, L.P.

Braun/Gordon Living Trust, dated 12/26/90

Gordon Braun Enterprises, L.P.

Rolf Benirschke

Timothy Duffy

John Burd

Jaimeson Glenn

Catherine Nerenberg

Steve Cooper

Loren Karp

Christopher Sutton

Carol Landers

Windamere, LLC

Mayo Foundation for Medical Education and Research

SJT Family Investments, L.P.

Widder/Johnson Trust

Bonnie Hepburn

Gerald Proehl

Debra Crawford

Warren Hall

William Denby

SERIES A HOLDERS

Glenn Holdings, L.P.

Windamere, LLC

Rolf Benirschke

John Burd

B. Kipling and Mary Ann Hagopian Ttees UTD 3/25/88

Timothy M. Pennington III and Melissa J. Pennington, Trustees of the Pennington Family Revocable Trust, dated May 23, 1984

Lambert Thom

Craig L. Dixon, Custodian for Kathleen Linley Dixon

Craig L. Dixon, Custodian for Nathaniel Benjamin Dixon

Craig L. & Kathleen G. Dixon TTEE Dixon Family Trust U/A dtd 7/13/89

Amber L. Dixon

Brau Living Trust

Samuel A. Hardage

Glenn P. Napierskie II, Merrill Lynch Custodian

SERIES B HOLDERS

St. Paul Venture Capital IV, LLC

St. Paul Venture Capital Affiliates Fund I, LLC

Mayo Foundation for Medical Education and Research

Adventist Health System/Sunbelt Healthcare Corporation

Glenn Holdings, L.P.

Windamere, LLC

B. Kipling and Mary Ann Hagopian Ttees UTD 3/25/88

Timothy M. Pennington III and Melissa J. Pennington, Trustees of the Pennington Family Revocable Trust, dated May 23, 1984

Samuel A. Hardage

SERIES C HOLDERS

J.P. Morgan Partners (SBIC), LLC

Domain Partners V, L.P.

DP V Associates, L.P.

St. Paul Venture Capital V, LLC

Advent Private Equity Fund III `A' Limited Partnership

Advent Private Equity Fund III `B' Limited Partnership

Advent Private Equity Fund III `C' Limited Partnership

Advent Private Equity Fund III `D' Limited Partnership

Advent Private Equity Fund III GMBH & CO KG

Advent Private Equity Fund III Affiliates Limited Partnership

Advent Management III Limited Partnership

Windamere, LLC

Windamere II, LLC

Windamere Capital Ventures, LP

Fog City Fund, LLC

Nancy S. Olson Trust

Hale Family Trust

SERIES D HOLDERS

Advent Private Equity Fund III `A' Limited Partnership

Advent Private Equity Fund III `B' Limited Partnership

Advent Private Equity Fund III `C' Limited Partnership

Advent Private Equity Fund III `D' Limited Partnership

Advent Private Equity Fund III GmbH & Co KG

Advent Private Equity Fund III Affiliates Limited Partnership

Advent Management III Limited Partnership

CDIB BioScience Ventures I, Inc.

CDIB Biotech USA Investment, Co., Ltd.

China Development Industrial Bank Inc.

Chinatrust Venture Capital Corp.

David W. Stassen Revocable Trust

Domain Partners V, L.P.

DP V Associates, L.P.

Fog City Fund, LLC

General Electric Capital Corporation

Global Money Management, L.P.

Hale Family Trust

Hamilton Apex Technology Ventures, L.P.

J.P. Morgan Partners (SBIC), LLC

J.P. Morgan Partners Global Investors (SBIC), LLC

Life Sciences Partners II B.V.

Mitsubishi International Corporation

New England Partners Capital, LP

Pan-Pacific Venture Capital Co., Ltd.

Edmund S. Ruffin, Jr.

David T. Sobota

S.R. One, Limited

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St. Paul Venture Capital VI, LLC

John E. Strobeck, M.D. Ph.D.

VLG Investments, LLC

Windamere III, LLC